EXHIBIT 21

LIST OF SUBSIDIARIES

ACUITY BRANDS, INC.

As of August 31, 2012

Subsidiary or Affiliate	Principal Location	State or Other Jurisdiction of Incorporation or Organization
ABL IP Holding LLC	Atlanta, Georgia	Georgia
Acuity Brands Lighting (Hong Kong) Ltd.	Hong Kong	Hong Kong
Acuity Insurance (Bermuda) Ltd.	Hamilton, Bermuda	Bermuda
Acuity Brands Lighting, Inc.	Atlanta, Georgia	Delaware
Acuity Brands Lighting Mexico, S. de R.L. de C.V.	Monterrey, Nuevo Leon	Mexico
Acuity Mexico Holdings, LLC	Atlanta, Georgia	Delaware
Acuity Trading (Shanghai) Co. Ltd.	Shanghai	Shanghai
C&G Carandini SA	Barcelona, Spain	Spain
Castlight de Mexico, S.A. de C.V.	Matamoros, Tamaulipas	Mexico
Holophane S.A. de C.V.	Tultitlan, Mexico City	Mexico
Holophane Alumbrado Iberica S.r.l.	Barcelona, Spain	Spain
Acuity Brands Lighting Canada, Inc.	Richmond Hill, Ontario	Canada
Holophane Europe Ltd.	Milton Keynes, England	United Kingdom
Holophane Lichttechnik GmbH	Düsseldorf, Germany	Germany
Holophane Lighting Ltd.	Milton Keynes, England	United Kingdom
HSA Acquisition Corporation	Atlanta, Georgia	Ohio
ID Limited	Douglas, Isle of Man	Isle of Man
Luxfab Ltd.	Milton Keynes, England	United Kingdom
Acuity Brands Technology Services, Inc.	Atlanta, Georgia	Delaware
Acuity Brands Brasil Participacoes LTDA	Sao Paolo	Brazil